FOR IMMEDIATE RELEASE	August 22, 2016

Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION IN THE ORLANDO, FL MSA

Freehold, New Jersey….August 22, 2016 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) acquired a new 310,922 square foot industrial building located at 5000 North Ridge Trail, Davenport, FL at a purchase price of $37,780,000 on August 19, 2016. The property is net-leased for 15 years to FedEx Ground Packaging System, Inc., a Delaware corporation. The building is situated on approximately 47 acres.

Michael P. Landy, President and CEO, commented, “We are very pleased to announce the acquisition of this brand new Class A built-to-suit distribution center leased for 15 years to FedEx Ground. This property is ideally situated right off of Interstate 4. Immediately adjacent to this new FedEx facility, Walmart has recently constructed two large e-commerce fulfillment centers that total 2.35 million square feet.”

Monmouth Real Estate Investment Corporation, founded in 1968 is one of the oldest public equity REITs in the U.S. The Company specializes in single-tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants. Monmouth Real Estate Investment Corporation is a fully-integrated and self-managed real estate company, whose property portfolio consists of ninety-eight properties located in thirty states, containing a total of approximately 15.7 million rentable square feet. In addition, the Company owns a portfolio of REIT securities.

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